Exhibit 10.20

Record No. 1882/2013 II S

(a1524/59 sf)

Offer to conclude a sales contract

Today, the first of August, two thousand thirteen

- 01/08/2013 -,

the following people appeared before me,

DR. MANUEL STRAßER,

NOTARY IN AUGSBURG,

at the offices in Augsburg, Theaterstraße 8.

1.	Mr. Thomas Berger,

born on 20/07/1960, city master builder,

known to me personally,

not dealing on his own, but rather representing the

City of Gersthofen

(Address: 86368 Gersthofen, Rathausplatz 1)

pursuant to the power of attorney presented in original and attached to this certificate as a notarized copy and subject to final permission by the City Council of the City of Gersthofen

2.	Mr. Rainer Höchsmann,

born on 24/03/1966,

residing for business purposes at 86167 Augsburg, Am Mittleren Moos 41,

identified through the presentation of official identification papers with photograph,

not dealing in his own name but representing

ExOne Holding Deutschland GmbH,

located in Augsburg,

(address: 86167 Augsburg, Am Mittleren Moos 41).

ExOne Holding Deutschland GmbH (in the process of being founded), located in Augsburg, has been established according to a deed certified by Dr. Koch, Notary, in Augsburg (Record Nr. 2293/2013 dated 29/07/13 and notified by Record Nr. 2294/2013 dated 29/07/2013 for registration in the Commercial Register. The registration has not occurred as of this time, so that the matter at hand involves a company in the process of being founded.

As part of the foundation process Mr. Rainer Höchsmann has been appointed by resolution of the shareholders to the position of Managing Director with power of sole representation.

- Certification of representation will occur separately after registration of the company in the Commercial Register. -

The contractual parties are in agreement that the rights and obligations in accordance with this contract are rights and obligations incurred directly by the established Gesellschaft mit beschränkter Haftung (hereafter GmbH, a German form of limited liability company) and will be transferred to such after registration of the company in the Commercial Register.

Reference has been made to the legal obligations and liabilities (personal and several) of the Managing Director and the company prior to incorporation ensuing from legislation and precedence , in particular liability in accordance with § 11 Paragraph 2 of the GmbH Gesetz [German Limited Liability Companies Act] and with reference to the requirement on the correctness of the Managing Director’s assurances that the company is not encumbered by liabilities and to a potential so-called “impairment of assets liability” of the shareholder.

I have reviewed the status of the Registry of Deeds by reviewing the Registry of Deeds through electronic means. Additional review of the property files will not be performed.

The participants have declared the following:

A.

OFFER

The City of Gersthofen

- hereafter Offerer -

is offering

hereby to the company,

ExOne Holding Deutschland GmbH located in Augsburg

-hereafter Offer Recipient -

the conclusion of the following sales contract, which will only take effect after its acceptance.

I.

Status of the Registry of Deed and Other Facts

1.	Status of the Registry of Deeds

a)

The following property in the town of Gersthofen has been entered in the Registry of Deeds of the Augsburg Municipal Court for

Gersthofen Folio 6400

Seq. Nr. 3:

in addition to further legally combined plots:

Plot Nr. 647/1	Close to Hirblinger Straße, farmland of 8698 sq. meters

Section I (Owner):

The City of Gersthofen

Section II (miscellaneous encumbrances):

Unencumbered

Section III (real encumbrances):

Unencumbered

b)

Furthermore, the following property in the town of Gersthofen has been entered in the Registry of Deeds of the Augsburg Municipal Court for

Gersthofen Folio 13389

Seq. Nr. 2:

Plot Nr. 647/2	Middle field, farmland of 23,399 sq. meters

Seq. Nr. 3:

Plot Nr. 647/6	Middle field, farmland of 450 sq. meters

The seller, the City of Gersthofen, has acquired the previously designated properties Plot Nr. 647/2 and Plot Nr. 647/6 with a deed of the official notary dated 14/03/2013, Record Nr. 579/2013 II S. Reference was made to the outstanding complete registration.

According to the information provided by the seller, the ownership of the property has been pre-registered and will be unencumbered after completed registration.

2.	Suspension of legal combination

The previously indicated Plot 647/1 has been entered in the Registry of Deeds with other properties as one property in the legal sense.

The suspension of the legal combination with regards to the indicated plot and the registration as an independent property in the legal sense has been granted and applied for

under its own sequence number in the Registry of Deeds.

3.	Provisions regarding the consumer contract

This contract has been concluded between two companies as defined under law. The special provisions regarding consumer contracts do not apply to this contract.

II.

Sale

The City of Gersthofen

hereafter Seller

shall hereby sell

to

ExOne Holding Deutschland GmbH located in Augsburg

hereafter Purchaser

with all of the rights, obligations and legal components for their exclusive ownership

•	the entire property designated as Plot Nr. 647/1 in Section I 1. a)

•	the entire property designated as Plot Nr. 647/6 in Section I 1. b)

•	a partial area of approximately 5171 sq. meters pending official surveying known to the contractual parties in position and extent of the property designated as Plot Nr. 647/2 in Section I 1. b)

The contractual areas have been identified precisely in purple in the attached site plan in

Appendix 1

Reference is made to the site plan. It has been presented for examination. The site plan reflects the contractual areas according to the information of the contractual parties to scale. Even given significant deviation from the actual size of the indicated area specifications, the contractual object is the area according to the site plan.

Surveying of the partial area from Plot Nr. 647/2

The Seller is empowered to apply for surveying by the survey offices of Augsburg immediately. The notary will not be contracted to provide this service.

Movable objects and accessories do not comprise components of the sale.

III.

Sales Price

1.	Sales Price

The sales price shall amount to:

a)	EUR 79.93 per square meter of Plot Nr. 647/1, thus totaling EUR 695,231.14,

b)	EUR 79.93 per square meter of Plot Nr. 647/6, thus totaling EUR 35,968.50,

c)	EUR 88.24 per square meter of Plot Nr. 647/2, thus totaling EUR 456,289.04,

Thereby, the sales price shall amount to

EUR 1,187,488.68

in words: one million one hundred eighty-seven thousand four hundred eighty-eight euros and 68/100 (cents).

Adjustment of the sales price with regards to the partial area of Plot Nr. 647/2

The contractual parties agree to settle any difference in the area that results from the official surveying in contrast with the area estimated today during the registration of the acknowledgement of the surveying on the basis of the agreed upon price per square meter. Interest shall not be charged for the settlement amount until such becomes due.

2.	Due date

The sales price will become due for payment ten days after the transmission of a notification of due date from the notary that:

a)	the permission of the City Council of the City of Gersthofen has been presented regarding this contract,

b)	The priority notice of conveyance has been entered in the Registry of Deeds after any other rights appointed with the agreement of the Purchaser.

3.	Account

The sales price must be paid to the following account of the City of Gersthofen:

Bank:	Kreissparkasse Augsburg

Account number:	175 216

Bank identification code:	720 501 01.

4.	Event of default

If the Purchaser does not make payment by the due date, they shall immediately be considered in default without benefit of a dunning notice. From that point in time, the amount owed shall bear interest at the rate of eight percent annually above the respective base interest rate. The right of the Seller to prove a higher amount of damages and other rights in the event of default shall not be affected thereby.

5.	Submission to foreclosure

The Purchaser shall submit to the immediate foreclosure due to the existing obligations of payment of the sales price. The notary has been authorized to issue a copy of the deed capable of enforcement without proof of the due date or other facts. The burden of proof shall remain unaffected thereby.

6.	Collaboration in financing

The Seller agrees that the Purchaser may register mortgage liens for the financing of the sales price to the benefit of banking institutions or insurance agencies, which are subject to German financial services oversight. The Seller shall not be personally liable for any liabilities or expenses.

This shall apply when the following security agreement is adhered to. The mortgage liens serve exclusively to secure the amounts actually paid on the sales price. The creditor may use the mortgage lien as security only in the amount which they have actually been paid for the redemption of the debt for the Purchaser’s sales price. All loans must be paid upon redemption of the encumbrances to the authorized parties in accordance with this contract and the remainder to the Purchaser.

If the debt against the property shall be repaid, only cancellation of the lien is allowed, not cession or waiver. In the event of non-completion of the sales contract, authorization of cancellation must be issued against refunding of the payments made on the sales price. All other declarations of provision of intent, security and recovery agreements shall first become valid after the sales price payment and transfer of ownership to the Purchaser.

Encumbrances registered will be assumed by the Purchaser with the transfer of ownership. All rights of ownership and claims of redemption will be relinquished to the Purchaser upon transfer of ownership.

The Seller hereby issues a

power of attorney

to the Purchaser under waiver of the limitations of § 181 of the Bundesgesetzbuch (BGB, German Civil Code) to register mortgage liens including interest and other costs even extending beyond the sales price, to submit the contractual object to foreclosure and to issue subordination statements and all declarations necessary for registration.

The power of attorney may only be exercised before the Notary Dr. Bernhard and/or Dr Straßer or their duly authorized representative.

Note regarding the partial area of Plot Nr. 647/2

The Purchaser is aware that registration of real security to creditors will only be possible through pledges of the registered priority notice conveyance until the completion of the acknowledgement of the surveying and conveyance.

IV.

Repayment contract

In addition to the sales price, the Purchaser shall be obligated to refund the following fees:

a)	Infrastructure development fee

The cost for the development of infrastructure for the Daimlerstraße (west of the railway line) will be redeemed by an amount of EUR 7.00 per sq. meter of property.

b)	Fee for compensation of ecologically protected areas

The fee for compensation of ecologically protected areas will be redeemed by an amount of EUR 4.76 per sq. meter of property.

c)	Drain installation fee (drainage facility)

aa)	The fee for the installation of drains with regards to the property area as well as the so-called notional floor-space area (one quarter of the area of the property or approximately 1,292.75 sq meters) has already been paid for the partial area of approx. 5,171 sq. meters of Plot Nr. 647/2.

bb)	The fee for the installation of drains with regards to the property area as well as the so-called nominal floor-space area (one quarter of the area of the property or approximately 112.5 sq meters) has already been paid for Plot Nr. 647/6 with an area of 450 sq. meters.

cc)	The fee for the installation of drains will be redeemed by an amount of EUR 4.48 per sq. meter of property area for Plot Nr. 647/1 with an area of 8,698 sq. meters. The redemption of the fee for the installation of drains (amount in accordance with the BGS-EWS Committee of the City of Gersthofen dated 18/12/2009 was determined to be EUR 2.56 per sq. meter of property area as well as EUR 7.67 per sq. meter of floor-space area) takes into account the area of the property indicated above, as well as the so-called nominal floor-space area calculated as one quarter of the property area (one quarter of the property area is 2,174.5 sq. meters) because of the currently undeveloped property which is capable of development.

dd)	Obligations for additional fees for communal waste water treatment will arise in the event of development of the respective properties, should such development exceed the floor-space area indicated in aa) through cc), which must be borne by the Purchaser in accordance with the BGS-EWS Committee resolution valid at that point in time.

d)	Fee for waterline network (public water supply)

aa)	The fee for the public water supply with regards to the property area as well as the so-called nominal floor-space area (one quarter of the area of the property or approximately 1,292.75 sq meters) has already been paid for the partial area of approx. 5,171 sq. meters of Plot Nr. 647/2.

bb)	The fee for the public water supply with regards to the property area as well as the so-called nominal floor-space area (one quarter of the area of the property or approximately 112.5 sq meters) has already been paid for Plot Nr. 647/6 with an area of 450 sq. meters.

cc)	The fee for the public water supply will be redeemed by an amount of EUR 3.83 per sq. meter (including VAT at the reduced rate of 7 percent) for Plot Nr. 647/1 with an area of 8,698 sq. meters. The redemption of the fee for the public water supply (amount in accordance with the BGS-WAS Committee of the City of Gersthofen in its most recently modified edition dated 25/10/2001 was determined to be EUR 2.56 per sq. meter of property area as well as EUR 4.09 per sq. meter of floor-space area (excluding VAT at the reduced rate of 7 percent) takes the area of the property indicated above, as well as the so-called nominal floor-space area calculated as one quarter of the property area (one quarter of the property area is 2,174.5 sq. meters) because of the currently undeveloped property which is capable of development into account.

dd)	Obligations for additional amounts for public water supply will arise in the event of development of the respective properties, should such development exceed the indicated floor-space area indicated in aa) through cc), which must be borne by the Purchaser in accordance with the BGS-WAS Committee resolution valid at that point in time.

The total amount to be paid with regards to the partial area from Plot Nr. 647/2 amounts to EUR 11.76 per sq. meter of property area, thus EUR 60,810.96 (in words: sixty thousand eight hundred ten euros and 96/100 cents) for the estimated property area of approximately 5,171 sq. meters total.

The total amount to be paid with regards to Plot Nr. 647/6 amounts to EUR 20.07 per sq. meter of property area, given the property area of 450 sq. meters the amount would total EUR 9,031.50 or in words: nine thousand and thirty-one euros and 50/100 (cents).

The total amount to be paid with regards to Plot Nr. 647/1 amounts to EUR 20.07 per sq. meter of property area, given the property area of 8,698 sq. meters the amount would total EUR 174,568.86 or in words: one hundred seventy-four thousand five hundred sixty-eight euros and 86/100 cents.

The costs for building and property connections are not the object of this agreement. Such shall be borne by the owner of the property pursuant to the city statutes under the direction of the owners.

The estimated total fees shall be due and payable with the sales price to the account for the City of Gersthofen indicated above.

With regards to the partial area purchased of Plot Nr. 647/2, the contractual parties shall be obliged to settle any difference in the area that results from the official surveying in contrast with the area estimated during the registration of the acknowledgement of the surveying on the basis of the agreed upon price per square meter. Interest shall not be charged for the settlement amount until such becomes due.

The Purchaser shall submit to the immediate foreclosure due to the existing obligations of payment. The notary has been authorized to issue a copy of the deed capable of enforcement without proof of the due date or other facts. The burden of proof shall remain unaffected thereby.

V.

Transfer of ownership

1.	Ownership, use and encumbrances

The rights of ownership, usage, public encumbrances and taxes, road safety obligations as well as all risks shall be transferred as of the date of payment of the sales price, including

fees in accordance with Paragraph IV

to the Purchaser.

Insurance premiums, taxes, fees and other amounts, which the Seller has paid after the date of the transfer of ownership shall not be recompensed.

According to information provided by the Seller, the contractual object is neither rented nor leased.

VI.

Liability for legal and factual defects

1.	Legal defects

To the extent not otherwise agreed upon in this contract, the Seller shall be liable for the legal freedom of the contractual object from all encumbrances entered in the Registry of Deeds and obligations under private law.

2.	Material defects

The Purchaser has viewed the contractual object. They are purchasing it in its present condition, as it stands.

Claims and purchaser’s rights because of material defects shall be excluded. Such shall apply for material defects of all types such as: area dimensions, soil properties, value, suitability and capability of development as well as the condition of the contractual object.

The Seller declares that no hidden material defects are known to them. Guarantees for the properties of the contractual object shall not be assumed.

The liabilities for premeditation or malice and claims for damages from the loss of life, limb and health or culpability shall be excluded from such.

The Seller’s liability for future deterioration to the date of the transfer of ownership shall remain unaffected.

The notary has instructed the Purchaser that no claims for any defects against the Seller can be made on the basis of this agreement.

The existing documents for the property (such as plans and permits) shall be transferred to the Purchaser.

Contamination

The Seller declares that harmful changes in the soil as defined in § 2 III of the Bundes-Bodenschutzgesetz (German Federal Soil Protection Act, BBodSchG) and/or hazardous waste as defined in § 2 V of the BBodSchG or in accordance with the BayBodenSchG (Bavarian Soil Protection Act) are not known to them on the contractual property.

VII.

Power of attorney and obligation of conveyance

a)	Obligation of conveyance

The contractual parties shall be obligated to declare and accept the conveyance of the contractual object as soon as the sales price and the total fees in accordance with Paragraph IV including potential default interest has been paid and the official results of surveying have been presented.

b)	Power of attorney

The contractual parties hereby issue a

power of attorney

to the Seller under waiver of the limitations of § 181 of the BGB to declare and accept the conveyance of the contractual object and to surrender all declarations and make all applications necessary for the execution of this contract.

The power of attorney may only be exercised before the Notary Dr. Bernhard and/or Dr Straßer or their duly authorized representative in Augsburg.

VIII.

Further provisions

1.	Development costs

All costs and fees for development facilities in accordance with the Baugesetzbuch (German Federal Building Code) and the Kommunalabgabengesetz (German Municipal Taxation Code), which might be invoiced from the date of this contract shall be borne by the Purchaser.

The redemption agreement with regards to the development costs is agreed as above in Paragraph IV.

2.	Permits

An official permit shall not be required for this contract.

3.	Preparation for construction

The Seller hereby issues a

power of attorney

to the Purchaser to surrender all declarations and perform all acts necessary and serving the purpose of preparation of the contractual object for construction. The power of attorney shall include everything that is necessary and beneficial for the planning and effecting of the construction permit, in particular:

•	right of entry to the property or to permit such for preparation for construction and to inspect the soil,

•	to make preliminary applications and construction permit applications, to request the agreement of the neighbors and to effect legal means for acquiring a construction permit,

•	to apply for miscellaneous official permits and certifications of all types.

The Purchaser shall however be liable to the Seller for any costs and that no factual or legal disadvantages shall arise for the Seller given a potential rescinding of the contract. The power of attorney shall only be revocable for good cause.

4.	Assurance

The City of Gersthofen assures that this sale is not being made below value.

IX.

Contract for services

The notary shall be contracted and authorized:

•	to apply for and withdraw applications and surrender declarations of all types,

•	to obtain and to accept permits. Permits will count as applicable and legally effective when received by the notary,

•	to take legal measures.

X.

Expenses, copies

1.	Expenses

All expenses arising from this contract and its execution, the costs of surveying and demarcation, the cadastral update, the acknowledgement of surveying and conveyance and their execution and the land transfer taxes shall be borne by the Purchaser.

2.	Copies

The following shall receive copies of this certificate:

•	Notarized copies:

The contractual parties

Financial creditors

The Office of the Registry of Deeds for the Jurisdiction of Augsburg

•	Simple copies:

The Land Transfer Office of the Finanzamt (Financial Ministry) for Augsburg

The Committee of Valuation Experts for the County of Augsburg

XI.

Comments

The participants have been specially informed that:

•	All agreements must be properly and completely certified by a notary. Undocumented agreements shall be null and void and may lead the declaration of the contract as invalid.

•	Ownership shall only be transferred by registration in the Registry of Deeds and such may only occur when any required permits have been issued, the tax clearance certificate from Finanzamt shall be presented, the surveying has been conducted, the results of the surveying have been documented in a subsequent deed, the conveyance has been declared and all costs have been paid.

•	The owner entered in the Registry of Deeds becomes liable for public encumbrances and taxes and any potential development costs.

•	Both contractual parties become liable for the costs with the court and the notary and the land transfer tax.

•	Any services in advance made by one side are based on trust of the other party. Possibilities for security have been discussed in detail.

•	The notary has not provided any tax consulting services. Such have also not been issued to him.

XII.

Right of Repurchase

The City of Gersthofen shall retain a

right of repurchase

for the contractual object in accordance with legal provisions for the event that:

a)	the current Purchaser or their individual or joint successors have not made a complete application for the construction of a production and/or office building or, to the extent a building permit is not required in accordance with the Bayernbauordnung (Bavarian building code, BayBO), have not submitted the documents required for the permit approval process by the City of Gersthofen within two years from the transfer of ownership and/or

b)	the current Purchaser has not begun building construction at least one year after the issuance of the building permit without significant restrictions or side provisions or one year after uncontested submission of the documents for the permit approval process.

The written form shall be required to exercise the right of repurchase. The repurchase price shall be the current sales price including the total fee amounts in accordance with Paragraph IV of this document. It shall be due for payment after the unencumbered transfer of ownership in the Registry of Deeds. Interest for the interim period may not be demanded. Furthermore, the City of Gersthofen shall not be required to make compensation for any increase in value occurring in the interim period or planning expenses or construction measures already underway.

The current Purchaser hereby irrevocably authorizes the City of Gersthofen and their representatives under waiver of the limitations of § 181 of the BGB to declare and to accept the conveyance and surrender all declarations and authorizations as well as make applications that shall be required and serve the purpose of the conclusion of the right of repurchase as exercised.

To secure the claim by the City of Gersthofen to the right of repurchase, the participants shall authorize

the entry of a

priority notice pursuant to § 883 of the BGB

on the contractual object to the benefit of the City of Gersthofen, if necessary with the correct description after the surveying, with first ranking in the Registry of Deeds.

The participants hereby apply for the entry of the right with regards to Plot Nr. 647/1 and Plot Nr. 647/6.

The application for entry with regards to Plot Nr. 647/2 and the description of the encumbered property shall occur as part of the surveying acknowledgement and conveyance associated with this contract.

The costs and expenditures arising with the exercise of the right of repurchase and the deletion (of the priority notice), as well as any potential land transfer tax arising thereof, shall be borne by the current Purchaser. For the remainder, the legal provisions for repurchase shall apply.

B.

ADDITIONAL PROVISIONS

I.

Offer deadline

The offering party shall be irrevocably bound to this offer for each of the two contractual properties as well as for the contractual partial area until the expiration date of:

31/12/2016

The offer shall not expire of itself after the expiration of this deadline. The offering party may however revoke the offer at any time in writing by means of registered letter (by registered post) to the recipient of the offer which becomes valid at the end of the next month after posting of the revocation.

The certifying notary, Dr. Manuel Straßer in Augsburg, must be informed by means of a copy.

Acceptance shall be considered effective when such has been declared in a deed before the notary and the offer is still valid at that point in time. Receipt of notification of acceptance by the offering party shall not be required. However, they must be informed of the acceptance immediately.

II.

Acceptance

Acceptance by the recipient of the offer may only occur for the entire contractual area in total and not for partial areas.

The recipient of the offer (Purchaser) shall be obliged to declare the respective acceptance for the entire contractual area only if they require the acquisition for the purposes of extension of the commercial property, designated in blue in the attached plan, associated with the official deed signed on the present day, Record Nr. 1881/2013 II S.

The site plan attached as an appendix has been presented to the participants for review, reference has been made to it.

III.

Submission to foreclosure

1.	Submission to foreclosure

The recipient of the offer shall be subject to immediate foreclosure in the event of the acceptance of the offer for payment of the sales price and fees in accordance with Section A Paragraph IV of this contract with their entire net worth. The notary has been authorized to issue a copy of this deed capable of foreclosure without proof of the due date or other facts after the acceptance of this offer. Reversal of the burden of proof is not bound therewith.

2.	Obligations on the recipient of the offer

The recipient of the offer has been made aware of the offer. They shall be obliged to bear all court costs and notary fees associated with the offer in the event of non-acceptance.

They are not obliged to recompense the expenditures of the offering party and any potential damages in the event of non-acceptance.

IV.

Priority notice

To secure the future claim by the recipient of the offer for the transfer of ownership itself, the following issues are hereby authorized and applied for:

a)	Entry of a priority notice in the Registry of Deeds;

b)	Limitation to the purchased partial areas and deletion concerning the remaining area with exercise of the proof of continuation in the Registry of Deeds with regards to Plot Nr. 647/2;

c)	Deletion of the priority notice step by step with exercise of the conveyance, assuming that no intermediate entries without the agreement of the authorized parties have been made.

V.

Permits, expenses and copies

1.	Permits

The application for surveying with regards to Plot Nr. 647/2 shall only be made after acceptance.

2.	Expenses

All expenses for the offer and acceptance, the expenses of execution, the land transfer tax and other additional expenses shall be borne by the recipient of the offer. Insofar as necessary, such shall also be the content of the offer. Reference has been made to the legal liability for expenses of the offering party.

3.	Copies

The following shall receive copies of this certificate:

•	Copies:

Offering party

Recipient of the offer

•	Notarized copies:

The Office of the Registry of Deeds for the Jurisdiction of Augsburg

•	Copies:

The Land Transfer Office of the Finanzamt (Financial Ministry)

VI.

Comments

In particular, the parties have been specially informed that:

•	The sales contract shall only take effect upon the acceptance of this offer. The offering party shall be legally bound for the duration of the offer. The recipient of the offer, however, is not obligated to accept the offer.

•	All agreements must be certified by a notary. Undocumented agreements shall be null and void and may lead to the declaration of the contract as invalid.

•	The parties shall be liable for expenses and land transfer taxes.

•	The notary has not assumed the role of tax consultant.

Plan presented for review,

read aloud by the notary,

approved by the parties

and signed by their own hands.

(signature Berger)

(signature Höchsmann)

(signature Dr. Straßer)

(stamp Dr. Manuel Straßer, Notary in Augsburg)

Anlage 1
8698 qm
14319 qm
450 qm
23399 qm
30019 qm
11791 qm
3172 qm
47510 qm
N